ITEM 77M: Mergers

Morgan Stanley Limited Duration Fund

		On October 23, 2002, at a Special Meeting of Shareholders of Morgan Stanley North American
Government Income Trust ("North American
Government Income"), Shareholders of North American
Government Income approved an Agreement and Plan of Reorganization (the "Reorganization Agreement") between North American Government Income and
Morgan Stanley Limited Duration Fund ("Limited
Duration"), pursuant to which substantially all of the assets of North American Government Income would be combined with those of Limited Duration and shareholders of North American Government Income would become shareholders of Limited Duration receiving shares of Limited Duration with a value equal to the value of their holdings in North American
Government Income (the "Reorganization"). The
Reorganization Agreement was unanimously approved by the Board of Trustees on April 25, 2002.

		On November 4, 2002, the Reorganization
Plan between North American Government Income and
Limited Duration was completed according to the terms set forth in the Reorganization Agreement.